Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement of Digital Brands Group, Inc. on Form S-8 of our report dated April 9, 2021 related to the financial statements of Harper & Jones, LLC (the “Company”) as of December 31, 2020 and 2019, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, appearing in the Registration Statement on Form S-1 as amended and filed (File No. 333-255193) with the Securities and Exchange Commission.

/s/ dbbmckennon

Newport Beach, California

May 18, 2021